EXECUTIVE COMPENSATION AGREEMENT

         THIS AGREEMENT, made as of this 21st day of September, 1998, by and between Northeast One Stop, Inc., a New York corporation, having its principal place of business at 7 Northway Lane, Latham, New York 12110 (hereinafter "NEOS" or the "Company") and Ronald J. Nicks, an individual residing at 44 Brendon Court, Clifton Park, New York 12065 (hereinafter referred to as "Nicks").

                               W I T N E S S E T H

         WHEREAS, it is deemed in the best interest of the Company that Nicks devote his professional time and energies to the business of the Company;

         WHEREAS, the Company seeks to be assured of the continued special services of Nicks; and Nicks desires to be so employed; and

         WHEREAS, the parties desire to set forth in writing their prior understanding and agreement with respect to such employment;

                            N O W T H E R E F O R E,

         In consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. POSITION.

         The Company hereby employs Nicks as the Company's Chief Executive Officer, in accordance with the powers and duties specified herein, and generally to be responsible for the day to day management of any executive decisions concerning the operations of the Company, direct and control its day to day affairs, make necessary decisions commensurate with his positions in the Company, be responsible for the operations of the Company and, in general, to exercise his authority for the best long term interests of the Company and its shareholders. Duties shall also include primary responsibility for all aspects of sales, personnel, marketing, management, and operations of the Company, along with such other duties as may be delegated to him from time to time by the Company.

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         2. TERM.

         Effective as of even date, the employment of Nicks shall be for a term of three (3) years subject to Nicks's good faith performance of the powers and duties outlined in this Agreement.

         3. COMPENSATION.

         Nicks shall be paid a salary of $125,000 each year for the term of this agreement. Said compensation will commence on the effective date of this agreement as set forth in Paragraph 2 above.

         4. BONUS.

         Nicks shall participate in the Management Incentive Plan with his bonus being based upon the revenue and profitability of NEOS, as recorded each year during the term, as follows: (a) If the Company records net sales or net revenues (as determined in accordance with Generally Accepted Accounting Principles ("GAAP"), of at least $50,000,000 but less than $75,000,000, and if the Company has a pre-tax net profit margin of at least 3.0% (as determined by GAAP), then Nicks's bonus shall be equal to 15% of the amount such pre-tax net profit of the entire Company exceeds 3.0%. (b) If the Company records net sales or net revenues (as determined in accordance with Generally Accepted Accounting Principles ("GAAP"), in excess of $75,000,000, and if the Company has a pre-tax net profit margin of at least 4.0%(as determined by GAAP), then Nicks's bonus shall be equal to the amount as shown in paragraph 4(a) above of the first 75,000,000, plus 20% of the amount the pre-tax net profit of the Company exceeds 4.0% on any amount in excess of $75,000,000. Unless determined otherwise by the Company's Board of Directors, Nicks's bonus and salary in any given year shall not exceed $225,000.

         5. ADDITIONAL COMPENSATION.

         Nicks shall have the right to obtain options to purchase 100,000 shares of the Common Stock of Planet Entertainment Corporation at an exercise price of $5.25 per share for a term of two years from the date of issuance. Of these options, Nicks shall be granted options to purchase 25,000 shares of the Common Stock of Planet Entertainment Corporation upon execution of this Agreement, and the remaining options for the purchase of 75,000 shares of Common Stock shall vest and be issued in equal annual installments upon each annual anniversary of this Agreement over the next three years. Nothing herein shall prohibit the Board of Directors from

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

granting additional compensation to Nicks in the form of employee stock options and his salary shall be reviewed annually be the Board concerning appropriate increases and/or to grant appropriate bonuses for his contributions to the Company. Under no circumstances shall the compensation be reduced without Nicks's consent.

         6. POWERS AND DUTIES.

         Nicks shall be required to devote his professional time, attention and energies to the business of the Company and particularly as it relates to his position as Chief Executive Officer, in accordance with the powers and duties specified herein, and generally to be responsible for the day to day management of any executive decisions concerning the operations of the Company, direct and control its day to day affairs, make necessary decisions commensurate with his positions in the Company, be responsible for the operations of the Company and, in general, to exercise his authority for the best long term interests of the Company and its shareholders. Duties shall also include primary responsibility for all aspects of sales, personnel, marketing, management, and operations of the Company, along with such other duties as may be delegated to him from time to time by the Company.

         7. COVENANT OF NON-COMPETITION.

         In consideration for entering into this Agreement, during the period of this Agreement, provided the Company is not in material default of any of the provisions hereof, Nicks shall not, directly or indirectly, engage in any activity which may be deemed competitive or in any way in conflict with the Company's business and activities; nor shall he engage in or be a member of any partnership or as an officer, director or employee of any corporation or business entity, which competes directly or indirectly with the company without the express permission of the Board of Directors; nor shall he engage in or be actively involved in an other consultation or advisory agreements, contracts or activities of a professional or commercial nature, which would compete directly or indirectly with the Company unless permitted by the Company and its Board of Directors for a term of three years in the Continental United States.

         8. CONFIDENTIALITY.

         Nicks acknowledges that he is in receipt of certain customer names, identities, addresses, associations, methods, formulations, inventions, sales and marketing techniques, know-how, trade secrets, and other information utilized by the Company, and which provide, or may provide the Company with a competitive advantage in the marketplace (the "trade secrets"). Seller agrees to keep these trade secrets confidential and not to disclose them to any person at any time without the express written consent of the Company through its Board of Directors.

         9. EMPLOYEE BENEFITS.

         During the term of Nicks's employment hereunder, the Company shall provide health, hospitalization, and major medical insurance coverage to Nicks and his family of the same character and quality as that as made available to the other executive employees of the Company.

         10. TERMINATION.

         The Company shall have the right at any time, upon not less than thirty
(30) days written notice to Nicks, to terminate the employment of Nicks for "Cause." For purposes of this agreement "Cause" shall mean Nicks's arrest or conviction for a crime of dishonesty, or his failure or refusal in a material and continuing manner to perform his obligations as set forth in this agreement, or his material breach of any provision of this Agreement, for a period of more than twenty (20) days after receipt of written notice from the Company specifying the failure or breach, requesting that it be cured and Nicks's failure to cure the same or to be diligently exerting his best efforts to cure the same. "Cause" shall not include the inability of Nicks to perform his obligations hereunder due to mental or physical impairment, or external circumstances of the market place, governmental regulations or policies or adverse domestic or world conditions adversely effecting the Company's business. It is agreed that the Company shall not discharge or terminate the services of Nicks unless there is a material breach of this Agreement supported by a good faith resolution of the Board of Directors based upon an opinion of Counsel to the Company specifying in detail the basis for said termination. In the event of termination for cause, Mr. Nicks shall receive his accrued salary as due and owing as of the time of termination without any accrued bonus or other benefits as of that date.

         11. VACATION.

         Nicks shall be entitled to a paid vacation consistent with that of other executives of the Company. Any and all unused vacation may be carried over to The succeeding year(s).

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

         12. STOCK OPTION.

         Nicks   shall  have  the  right  to   participate   in  the   Company's
non-qualified stock option plan, or any subsequent stock option plan adopted by the Company.

         13. STOCK SPLITS AND DIVIDENDS.

         Should the stock of the company split or a stock dividend be paid for any reason during the term of this Agreement, any unexercised stock option or warrant, or portion thereof, shall be deemed to be subject to the terms of the stock split or purchase the equivalent number of shares covered by the split as if he had previously owned or received his option prior to the stock split.

         14. REPRESENTATION ON THE BOARD OF DIRECTORS

         Planet Entertainment Corporation agrees to nominate Nicks to the Board of Directors, subject to a majority vote by the shareholders of Planet Entertainment as required by the By-Laws of Planet Entertainment Corporation and the laws of the State of Florida.

         15. NOTICES.

         All notices and other communications required hereunder shall be in writing and shall be deemed to have ben duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested), if to Nicks, to his residence, and if to the Company to its principal office.

         16. WAIVER.

         No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision. No waiver shall be effective unless executed in writing by the parties hereto.

         17. LAW GOVERNING.

         This Agreement shall be construed and governed in accordance with the laws of the State of New York.

         18. ENTIRE AGREEMENT.

         This Agreement contains the entire understanding of the parties and may not be modified, amended or supplemented, except by the written agreement of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

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


                           NORTHEAST ONE STOP, INC.

                           BY: /s/ LOUIS J. DELSIGNORE
                               -----------------------
                           NAME:   Louis J. DelSignore
                           TITLE:  Chairman
                           DATE:   9/24/98


                           PLANET ENTERTAINMENT CORPORATION

                           BY: /s/  WALLACE M. GIAKIS
                               ----------------------
                           NAME:    Wallace M. Giakis
                           TITLE:   Chairman
                           DATE:    9/24/98


                           RONALD J. NICKS

                           BY: /s/  RONALD J. NICKS
                               --------------------
                           DATE:   9/21/98

                                    ADDENDUM
                        EXECUTIVE COMPENSATION AGREEMENT

         THIS AGREEMENT, made as of this 21st day of September, 1998, by and between Northeast One Stop, Inc., a New York corporation, having its principal place of business at 7 Northway Lane, Latham, New York 12110 (herein after "NEOS"), Planet Entertainment Corporation ("Planet" or the "Company") and Ronald
J. Nicks, an individual residing at 44 Brendon Court, Clifton Park, New York 12065 (hereinafter referred to as "Nicks").

         1. Ron Nicks as part of his executive compensation, shall receive options to purchase an additional 50,000 shares of the Company's common stock at $5.25 per share exercisable for two years vesting immediately, thereby granting Nicks total options to acquire 150,000 shares of the Company's common stock pursuant to his employment agreement.

                           NORTHEAST ONE STOP, INC.
                           BY: /s/  LOUIS J. DELSIGNORE
                               ------------------------
                           NAME:    Louis J. DelSignore
                           TITLE:   Chairman
                           DATE:    9/24/98

                           PLANET ENTERTAINMENT CORPORATION
                           BY: /s/  WALLACE M. GIAKIS
                               ----------------------
                           NAME:    Wallace M. Giakis
                           TITLE:   Chairman
                           DATE:    9/24/98

                           RONALD J. NICKS
                           BY: /s/  RONALD J. NICKS
                               --------------------
                           DATE:    9/21/98



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